SUB-ADVISORY AGREEMENT

AMONG

MTB GROUP OF FUNDS

RODNEY SQUARE MANAGEMENT CORPORATION AND

ROCK MAPLE SERVICES, LLC

THIS SUB-ADVISORY AGREEMENT is made as of the              day of              2012, among MTB Group of Funds, a Delaware statutory trust (the “Trust”), Rodney Square Management Corporation (the “Adviser”), a corporation organized under the laws of the state of Delaware, and Rock Maple Services, LLC, a limited liability company organized under the laws of the state of Delaware (“Rock Maple”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest; and

WHEREAS, the Wilmington Rock Maple Alternatives Fund (the “Fund”) is a series of the Trust; and

WHEREAS, the Adviser acts as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Contract between the Trust and the Adviser (“Investment Advisory Contract”) under which the Adviser is responsible for the coordination of investment of the Fund’s assets in portfolio securities; and

WHEREAS, the Adviser is authorized under the Investment Advisory Contract to delegate its investment responsibilities to one or more persons or companies;

WHEREAS, the Adviser and the Trust desire to make available the services, information, advice, assistance and facilities of Rock Maple on behalf of the Fund, and to have Rock Maple provide or perform for the Fund various research, statistical and investment management services; and

WHEREAS, Rock Maple is willing to furnish such services for the Adviser and the Trust with respect to the Fund on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Trust, the Adviser and Rock Maple agree as follows:

1. Appointment of Sub-Adviser. The Adviser and the Trust hereby appoint and employ Rock Maple for the period and on the terms set forth in this Agreement to consult with the Adviser in the: (i) identification and selection of other potential sub-advisers that may be engaged by the Adviser and the Trust to act as discretionary portfolio managers with respect to certain assets of the Fund (once so engaged, each a “Sub-Adviser”); (ii) allocation of Fund assets to each Sub-Adviser; (iii) monitoring and evaluation of Sub-Advisers; and (iv) the portfolio construction process.

2. Acceptance of Appointment. Rock Maple hereby accepts the appointment set forth in Section 1 of this Agreement.

3. Delivery of Documents. The Adviser has furnished or will promptly furnish Rock Maple with copies properly certified or authenticated of each of the following and will promptly provide Rock Maple with copies properly certified or authenticated of any amendment or supplement thereto:

A. The Fund’s Investment Advisory Contract;

B. The Fund’s most recent Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission;

C. The Trust’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws; and

D. Any policies, procedures or instructions adopted or approved by the Trust’s Board of Trustees relating to obligations and services provided by Rock Maple.

4. Fund Management Services of Rock Maple.

A. Rock Maple is hereby employed and authorized to consult with the Adviser in the identification, selection, monitoring and evaluation of Sub-Advisers and in the portfolio construction process. Specifically, Rock Maple will assist the Adviser with respect to : (i) evaluating and recommending Sub-Adviser candidates to the Adviser; (ii) recommending to the Adviser the percentage of the Fund’s assets to be allocated and reallocated among each Sub-Adviser; and (iii) monitoring and evaluating the performance of each Sub-Adviser.

B. In providing its services as described herein, Rock Maple shall be subject to and shall conform to such investment restrictions as are set forth in the 1940 Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, applicable statutes and regulations of foreign jurisdictions, the oversight of the Board of Trustees of the Trust, such specific written policies or guidelines as the Board of Trustees may adopt and communicate to Rock Maple, the investment objective, policies and restrictions of the Trust applicable to the Fund furnished in writing pursuant to Section 5 of this Agreement, and other instructions communicated to Rock Maple by the Adviser. Rock Maple is not authorized by the Trust to take any action in contravention of any written restriction, limitation, objective, policy or guideline described in the previous sentence.

5. Investment Objective, Policies and Restrictions. The Trust will provide Rock Maple with the statement of investment objective, policies and restrictions applicable to the Fund as contained in the Fund’s Prospectus and Statement of Additional Information, all amendments or supplements to the Prospectus and Statement of Additional Information, and any written policies and guidelines adopted by the Board of Trustees supplemental thereto. The Trust agrees, on an ongoing basis, to notify Rock Maple in writing of each change in the fundamental and non-fundamental investment policies of the Fund and will provide Rock Maple with such further information concerning the investment objective, policies, restrictions and such other information applicable thereto as Rock Maple may from time to time reasonably request for performance of its obligations under this Agreement. The Trust retains the right, on written notice to Rock Maple or the Adviser, to modify in writing any such objective, policies or restrictions in accordance with applicable laws, at any time.

6. Portfolio Transactions. The Adviser shall have authority and discretion to select brokers and dealers (including brokers that may be affiliates of the Adviser or Sub-Adviser) to execute portfolio transactions for the Fund. Rock Maple shall not be authorized to initiate portfolio transactions on behalf of or with respect to the Fund and its assets.

7. Proxies. Except as otherwise agreed in writing by the parties, the Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund Account may be invested from time to time. At the request of the Adviser, Rock Maple shall provide the Adviser with its recommendations as to the voting of such proxies.

8. Reports. Rock Maple will complete such reports concerning its identification, selection, monitoring and evaluation of Sub-Advisers for the Fund as the Adviser or the Trust may from time to time require.

9. Fees for Services. The compensation of Rock Maple for its services under this Agreement shall be calculated and paid by the Trust in accordance with the attached Schedule A.

10. Other Investment Activities of Rock Maple. The Trust acknowledges that Rock Maple or one or more of its affiliated persons may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that Rock Maple, its affiliated persons or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their own respective accounts (“Affiliated Accounts”). Subject to the provisions of Section 7(b) hereof, the Trust agrees that Rock Maple or its affiliated persons may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which involve the Fund or otherwise. Rock Maple shall have no obligation to acquire for the Fund a position in any investment which any Affiliated Account may acquire, and the Fund shall have no first refusal, co-investment or other rights in respect of any such investment.

11. Certificate of Authority. The Trust, the Adviser and Rock Maple shall furnish to each other from time to time certified copies of the resolutions of their Boards of Trustees/Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Fund, the Adviser and/or Rock Maple.

12. Limitation of Liability. Rock Maple shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or the Adviser, provided, however, that such acts or omissions shall not have resulted from Rock Maple’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty. Nothing in this Section 13 shall be construed in a manner inconsistent with Section 17(i) of the 1940 Act. Rock Maple shall not be liable for any action taken, omitted or suffered to be taken by any Sub-Adviser.

13. Confidentiality. Subject to the duty of Rock Maple, the Adviser and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund and the actions of Rock Maple, the Adviser and the Trust in respect thereof.

14. Assignment. This Agreement shall terminate automatically in the event of its assignment. Rock Maple shall notify the Trust and the Adviser in writing sufficiently in advance of any proposed change of control within the meaning of the 1940 Act to enable the Trust and the Adviser to take the steps necessary to enter into a new contract with Rock Maple.

15. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

A. Rock Maple has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Fund Account as contemplated hereby.

B. The Trust will deliver to Rock Maple a true and complete copy of the Fund’s then current Prospectus and Statement of Additional Information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for Rock Maple to carry out its obligations under this Agreement.

C. The Trust is currently in material compliance and shall at all times continue to so comply with the requirements imposed upon the Trust by applicable law and regulations.

16. Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants and agrees that:

A. The Adviser is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”) or is a “bank” as defined in Section 202(a)(2) of the Advisers Act.

B. The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to Rock Maple the provision of investment services to the Fund Account as contemplated hereby.

C. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

D. The Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

E. The Adviser will immediately notify Rock Maple of the occurrence of any event which would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify Rock Maple if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

17. Representations, Warranties and Agreements of Rock Maple. Rock Maple represents, warrants and agrees that:

A. Rock Maple is registered as an “investment adviser” under the Advisers Act or is a “bank” as defined in Section 202(a)(2) of the Advisers Act.

B. Rock Maple is currently in compliance and shall at all times continue to comply with the requirements imposed upon Rock Maple by applicable law and regulations.

C. Rock Maple has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Section 204A of the Advisers Act and has provided the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, the president or a vice president or general partner of Rock Maple shall certify to the Trust that Rock Maple has complied with the requirements of Rule 17j-l and Section 204A during the previous year and that there has been no material violation of Rock Maple’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, Rock Maple shall permit the Trust, its employees or its agents to examine the reports required to be made to Rock Maple by Rule 17j-l(d)(l).

D. Rock Maple will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and the Adviser.

E. Rock Maple will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify Rock Maple from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. Rock Maple will also immediately notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

18. Amendment. This Agreement may be amended at any time, but only by written agreement among Rock Maple, the Adviser and the Trust, which amendment is subject to the approval of the Board of Trustees and, to the extent required by the 1940 Act, the shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

19. Effective Date; Term. This Agreement shall become effective on the date first written above and shall remain in force for a period of time of two years from such date, and from year-to-year thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or Rock Maple, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

20. Termination

A. This Agreement may be terminated by the Trust (by a vote of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

B. This Agreement may also be terminated by the Adviser or Rock Maple, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by the Adviser or Rock Maple upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

C. This Agreement automatically terminates upon the termination of the Investment Advisory Contract.

21. Definitions. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person,” “principal underwriter” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

22. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other parties to this Agreement at their principal place of business.

23. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24. Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

25. Entire Agreement. This Agreement and the Schedule attached hereto embodies the entire agreement and understanding between the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

MTB GROUP OF FUNDS, on behalf of the Wilmington Rock Maple Alternatives Fund

By:
Name:
Title:

ROCK MAPLE SERVICES, LLC

By:
Name:
Title:

RODNEY SQUARE MANAGEMENT CORPORATION

By:
Name:
Title:

SCHEDULE A

For the services to be provided to the Fund pursuant to the attached Sub-Advisory Agreement, the Fund shall pay Rock Maple an annual fee calculated on the average daily net assets of the Fund as follows:

40 basis points (0.40%).

The fee shall be calculated and paid monthly in arrears based on the average daily net asset value of the Fund.

Dated:                     , 2012